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                                                                    EXHIBIT 99.2


                            VALERO ENERGY CORPORATION
               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On December 31, 2001, Valero Energy Corporation (Valero) completed its acquisition of Ultramar Diamond Shamrock Corporation (UDS) (UDS Acquisition). As a condition to regulatory approval of the UDS Acquisition, the U.S. Federal Trade Commission approved a consent decree requiring Valero to divest of certain UDS assets and related operations. The assets that are required to be divested include the Golden Eagle Refinery located in the San Francisco Bay area, the wholesale marketing business generally associated with the Golden Eagle Refinery production, and 70 Beacon- and Ultramar-branded convenience stores located in Northern California (collectively, the Golden Eagle Business). In February 2002, Valero reached a definitive agreement to sell the Golden Eagle Business for approximately $1.1 billion.

The following unaudited pro forma combined statement of income combines the historical consolidated statements of income of Valero and UDS, giving effect to the acquisition using the purchase method of accounting. The unaudited pro forma combined statement of income assumes that:

o        the UDS Acquisition was effected on January 1, 2001,

o Valero issued approximately 45.9 million shares of common stock and paid approximately $2.1 billion of cash to UDS shareholders, and

o the proceeds from the sale of the Golden Eagle Business are used to pay down approximately $635 million of debt and repurchase $500 million of Valero common stock (approximately 11.1 million shares).

The unaudited pro forma combined statement of income does not reflect anticipated synergies or costs and charges that may result from the acquisition. For purposes of this unaudited pro forma combined statement of income, the purchase price was allocated to the individual assets acquired and liabilities assumed based on preliminary estimates of fair values, pending the completion of an independent appraisal and other evaluations. The accounting policies of Valero and UDS are substantially comparable. However, certain historical amounts of UDS have been reclassified to conform the financial statement presentation of the two companies.

This unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements included in Valero's Annual Report on Form 10-K for the year ended December 31, 2001, and the historical consolidated financial statements of UDS included in this Form 8-K/A as Exhibit 99.1. The pro forma adjustments use estimates and assumptions based on currently available information. Management believes that the estimates and assumptions are reasonable, and that the significant effects of the acquisition are properly reflected. However, this pro forma information is not intended to be indicative of the historical results that would have been achieved had the companies always been combined or the results of operations which may be achieved in the future.



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                            VALERO ENERGY CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                 (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                                           VALERO
                                                             VALERO         UDS          PRO FORMA        AND UDS
                                                           HISTORICAL    HISTORICAL     ADJUSTMENTS      COMBINED
                                                           ----------    ----------     -----------      --------
Operating revenues .....................................   $ 14,988.3    $ 16,860.0    $ (2,020.6)(a)   $ 26,681.2
                                                                                         (2,664.2)(b)
                                                                                           (482.3)(c)
                                                           ----------    ----------    ----------       ----------

Costs and expenses:
   Cost of sales and operating expenses ................     13,684.1      15,211.3      (1,759.9)(a)     23,989.0
                                                                                         (2,664.2)(b)
                                                                                           (482.3)(c)


   Selling and administrative expenses .................        165.2         415.0         (15.3)(a)        546.5
                                                                                            (18.4)(d)

   Goodwill amortization ...............................           --          20.0          (5.3)(a)           --
                                                                                            (14.7)(e)

   Depreciation expense ................................        137.7         232.8         (37.3)(a)        313.1
                                                                                            (20.1)(f)
                                                           ----------    ----------    ----------       ----------

     Total costs and expenses ..........................     13,987.0      15,879.1      (5,017.5)        24,848.6
                                                           ----------    ----------    ----------       ----------

Operating income (loss) ................................      1,001.3         980.9        (149.6)         1,832.6
Other income (expense), net ............................         (4.6)           .5          (0.4)(a)         (4.5)
Interest and debt expense:
    Incurred............................................        (99.1)       (110.9)       (137.4)(g)       (307.0)
                                                                                             (3.0)(g)
                                                                                             42.5 (h)
                                                                                               .9 (h)

   Capitalized .........................................         10.6           4.8            --             15.4
Distributions on preferred securities
   of subsidiary trusts ................................        (13.3)        (17.2)           --            (30.5)
Minority interest in net income
   of consolidated partnership .........................           --          (9.4)           --             (9.4)
                                                           ----------    ----------    ----------       ----------
Income (loss) before income taxes ......................        894.9         848.7        (247.0)         1,496.6

Income tax expense (benefit) ...........................        331.3         313.7         (82.9)(a)        549.1
                                                           ----------    ----------                     ----------
                                                                                            (13.0)(i)
                                                                                       ----------

Net income (loss) ......................................   $    563.6    $    535.0    $   (151.1)      $    947.5
                                                           ==========    ==========    ==========       ==========

Earnings per share of common stock .....................   $     9.28    $     7.22                     $     9.92
   Weighted average common shares
     outstanding(in millions) ..........................         60.7          74.1                           95.5(j)

Earnings per share of common stock -
   assuming dilution ...................................   $     8.83    $     7.08                     $     9.47
   Weighted average common equivalent
     shares outstanding (in millions) ..................         63.8          75.5                          100.1(j)

         See Notes to Unaudited Pro Forma Combined Financial Statements.

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                            VALERO ENERGY CORPORATION

            NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME


(a) To exclude the results of operations related to the Golden Eagle Business that are included in the UDS historical results, as the Golden Eagle Business is assumed to have been sold as of January 1, 2001.

(b) To exclude excise taxes of $2,664.2 million (the amount remaining after excluding the taxes eliminated as part of the Golden Eagle Business) collected on behalf of governmental agencies associated with UDS' operations from Operating Revenues and Cost of Sales to conform to Valero's accounting policies.

(c) To eliminate intercompany sales of $482.3 million from Operating Revenues and Cost of Sales.

(d) To eliminate certain UDS nonrecurring transaction costs of $18.4 million directly attributable to the acquisition that were expensed by UDS.

(e)  To reverse UDS' historical goodwill amortization.

(f) To record a $20.1 million decrease in UDS' depreciation expense based on the preliminary purchase price allocation and estimated useful lives.

(g) To reflect interest expense of $137.4 million at a weighted average annual interest rate of 6.6875% on borrowings of $2.1 billion required to fund the UDS Acquisition and $3.0 million of amortization of related debt issuance costs. A 1/8% change in the interest rate associated with these borrowings would have a $2.6 million effect on interest expense for the year ended December 31, 2001.

(h) To reflect a reduction in interest expense of $42.5 million and a $.9 million reduction in amortization of related debt issuance costs resulting from the assumed paydown of $635 million of debt with part of the proceeds from the sale of the Golden Eagle Business. A 1/8% change in the interest rate associated with this reduction in borrowings would have a $.8 million effect on interest expense for the year ended December 31, 2001.

(i) To reflect the tax effect of the pro forma pre-tax income adjustments related to the UDS Acquisition and adjust the effective tax rate to the rate that would have been incurred by Valero with respect to the assets acquired.

(j) The weighted average shares used to compute pro forma earnings per share reflect the issuance of 45.9 million shares to effect the acquisition, reduced by 11.1 million shares repurchased with part of the proceeds from the disposition of the Golden Eagle Business.



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